Exhibit 99.1

WEX Inc. Reports First Quarter 2024 Financial Results

Q1 revenue increased 7% year-over-year to a first quarter record $653 million, driven by 16% growth in the Benefits segment and 17% in the Corporate Payments segment
Q1 GAAP net income was $1.55 per diluted share; Q1 adjusted net income was $3.46 per diluted share
Q1 GAAP operating income margin of 25.2% and adjusted operating income margin of 38.5%
Raises full-year 2024 financial guidance

PORTLAND, Maine - April 25, 2024 - WEX (NYSE: WEX), the global commerce platform that simplifies the business of running a business, today reported financial results for the three months ended March 31, 2024.

“WEX delivered impressive financial results in the first quarter, including record first quarter revenue, marking a strong start to 2024 and reinforcing our ability to drive robust performance in any macroeconomic environment,” said Melissa Smith, WEX’s Chair, Chief Executive Officer, and President.

“Moreover, we continued to execute against our strategic initiatives. During the quarter, we made great progress integrating our recent acquisitions, launched the pilot for an enhanced acceptance offering for our North American Mobility customers, and continued to drive innovation to expand our customer value proposition. We are also laser-focused on leveraging technology and AI to improve efficiency and further enhance our offerings. Looking ahead, I remain confident in our ability to drive growth across the business in the near- and long-term.”

First Quarter 2024 Financial Results

Total revenue for the first quarter of 2024 increased 7% to $652.7 million from $612.0 million for the first quarter of 2023. The revenue increase in the quarter includes a $20.5 million unfavorable impact from fuel prices and spreads and a $0.7 million favorable impact from foreign exchange rates. Relative to prior guidance, negative fuel price spreads in Europe offset the revenue benefit from higher-than-anticipated domestic fuel prices.

Net income on a GAAP basis decreased by $2.2 million to a net income of $65.8 million, or $1.55 per diluted share, for the first quarter of 2024, compared with net income of $68.0 million, or $1.56 per diluted share, for the first quarter of 2023. The Company's adjusted net income, which is a non-GAAP measure, was $146.7 million for the first quarter of 2024, or $3.46 per diluted share, up 5% per diluted share from $145.8 million, or $3.31 per diluted share, for the same period last year. GAAP operating income margin for the first quarter of 2024 and the prior year comparable period was 25.2%. Adjusted operating income margin was 38.5% in the first quarter of 2024 compared to 37.6% for the prior year comparable period. See Exhibit 1 for a full explanation and reconciliation of adjusted net income, adjusted net income per diluted share, and adjusted operating income to the most directly comparable GAAP financial measures. See Exhibit 5 for information on the calculation of adjusted operating income margin.

First Quarter 2024 Performance Metrics

•Total volume across all segments was $56.8 billion, an increase of 8.6% from the first quarter of 2023.
•Mobility payment processing transactions in the first quarter of 2024 were flat with the prior year at 136.9 million.
•Average number of vehicles serviced was approximately 19.4 million, an increase of 4% from the first quarter of 2023.
•Benefits’ average number of Software-as-a-Service (SaaS) accounts were even with the first quarter of 2023 at 20.3 million.
•Average HSA custodial cash assets in the first quarter of 2024 were $4.2 billion, which is 14% higher than $3.7 billion a year ago.
•Corporate Payments’ purchase volume grew 29% to $23.9 billion from $18.6 billion in the first quarter of 2023.
•The Company repurchased 353.1 thousand shares of its stock for a total cost of approximately $73.6 million.
•Cash flows used in operating activities through the first quarter of this year were $153.3 million. Adjusted free cash flow, which is a non-GAAP measure, was negative $204.5 million for the same period. The timing of the end of the quarter falling on a weekend resulted in a larger negative number than normal, which is expected to reverse. Please see Exhibit 1 for a reconciliation of operating cash flow to this non-GAAP measure.

“Our strong results this quarter continue to demonstrate the strength and resiliency of our business model as we execute against our strategic priorities and create value for our shareholders,” said Jagtar Narula, WEX’s Chief Financial Officer. “With continued momentum across our growth drivers, we are confident in our ability to extend our market leadership position. I’m pleased to share that we are raising our full-year 2024 guidance ranges.”

Financial Guidance and Assumptions

The Company provides revenue guidance on a GAAP basis and earnings guidance on a non-GAAP basis, due to the uncertainty and the indeterminate amount of certain elements that are included in reported GAAP earnings.

•For the second quarter of 2024, the Company expects revenue in the range of $675 million to $685 million and adjusted net income in the range of $3.75 to $3.85 per diluted share.
•For the full year 2024, the Company now expects revenue in the range of $2.73 billion to $2.77 billion, up from the prior guidance range of $2.70 billion to $2.74 billion. Adjusted net income is now expected to be in the range of $16.10 to $16.60 per diluted share, an increase from the prior guidance range of $15.90 to $16.40 per diluted share.

Second quarter and full year 2024 guidance is based on assumed average U.S. retail fuel prices of $3.69 and $3.64 per gallon, respectively, and a 25.0% adjusted net income effective tax rate. The fuel prices referenced above are based on the applicable NYMEX futures price from the week of April 15, 2024. Our guidance assumes approximately 42.5 million fully diluted shares outstanding for the full year. Second quarter and full year 2024 guidance includes the anticipated impact of the Company’s new long-term agreement with Booking.com, which was announced today in a separate press release.

The Company's adjusted net income guidance, which is a non-GAAP measure, excludes unrealized gains and losses on financial instruments, net foreign currency gains and losses, acquisition-related intangible amortization, other acquisition and divestiture related items, stock-based compensation, other costs, debt restructuring costs and debt issuance cost amortization, tax related items and certain other non-operating items and non-recurring or non-cash operating charges that are not core to our operations, as applicable depending on the period presented. We are unable to reconcile our adjusted net income guidance to the comparable GAAP measure without unreasonable effort because of the difficulty in predicting the amounts to be adjusted, including, but not limited to, foreign currency exchange rates, unrealized gains and losses on financial instruments, and acquisition and divestiture related items, which may have a significant impact on our financial results.

Additional Information
Management uses the non-GAAP measures presented within this earnings release to evaluate the Company’s performance on a comparable basis. Management believes that investors may find these measures useful for the same purposes, but cautions that they should not be considered a substitute for, or superior to, disclosure in accordance with GAAP.

To provide investors with additional insight into its operational performance, WEX has included in this earnings release: in Exhibit 1, reconciliations of non-GAAP measures referenced in this earnings release; in Exhibit 2, tables illustrating the impact of foreign currency rates and fuel prices for each of our reportable segments for the three months ended March 31, 2024; and in Exhibit 3, a table of selected other metrics for the quarter ended March 31, 2024 and the four preceding quarters. See segment revenue for the three months ended March 31, 2024 and 2023 in Exhibit 4 and information regarding segment adjusted operating income margin and adjusted operating income margin in Exhibit 5.

Conference Call Details
In conjunction with this announcement, WEX will host a conference call today, April 25, 2024, at 10:00 a.m. (ET). As previously announced, the conference call will be webcast live on the Internet, and can be accessed along with the accompanying slides at the Investor Relations section of the WEX website, www.wexinc.com. The live conference call also can be accessed by dialing (888) 510-2008 or (646) 960-0306. The Conference ID number is 2237921. A replay of the webcast and the accompanying slides will be available on the Company's website for at least 30 days.

About WEX
WEX (NYSE: WEX) is the global commerce platform that simplifies the business of running a business. WEX has created a powerful ecosystem that offers seamlessly embedded, personalized solutions for its customers around the world. Through its rich data and specialized expertise in simplifying benefits, reimagining mobility, and paying and getting paid, WEX aims to make it easy for companies to overcome complexity and reach their full potential. For more information, please visit www.wexinc.com.

Forward-Looking Statements

This earnings release includes forward-looking statements including, but not limited to, statements about management’s plans, goals, expectations, and guidance and assumptions with respect to future financial performance of the Company. Any statements in this earnings release that are not statements of historical facts are forward-looking statements. When used in this earnings release, the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “will,” “positions,” “confidence,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such words. Forward-looking statements relate to our future plans, objectives, expectations, and intentions and are not historical facts and accordingly involve known and unknown risks and uncertainties and other factors that may cause the actual results or performance to be materially different from future results or performance expressed or implied by these forward-looking statements. The following factors, among others, could cause actual results to differ materially from those contained in forward-looking statements made in this earnings release and in oral statements made by our authorized officers:

•the impact of fluctuations in demand for fuel and the volatility and prices of fuel, including fuel spreads in the Company’s international markets, and the resulting impact on the Company’s margins, revenues, and net income;
•the effects of general economic conditions, including a decline in demand for fuel, corporate payment services, travel related services, or healthcare related products and services;
•the failure to comply with the applicable requirements of Mastercard or Visa contracts and rules;
•the extent to which unpredictable events in the locations in which the Company or the Company’s customers operate or elsewhere may adversely affect the Company’s employees, ability to conduct business, results of operations and financial condition;
•the impact and size of credit losses, including fraud losses, and other adverse effects if the Company fails to adequately assess and monitor credit risk or fraudulent use of our payment cards or systems;
•the impact of changes to the Company’s credit standards;
•limitations on, or compression of, interchange fees;
•the effect of adverse financial conditions affecting the banking system;
•the impact of increasing scrutiny with respect to our environmental, social and governance practices;
•failure to implement new technologies and products;
•the failure to realize or sustain the expected benefits from our cost and organizational operational efficiencies initiatives;
•the failure to compete effectively in order to maintain or renew key customer and partner agreements and relationships, or to maintain volumes under such agreements;
•the ability to attract and retain employees;
•the ability to execute the Company’s business expansion and acquisition efforts and realize the benefits of acquisitions we have completed;
•the failure to achieve commercial and financial benefits as a result of our strategic minority equity investments;
•the impact of foreign currency exchange rates on the Company’s operations, revenue and income and other risks associated with our operations outside the United States;
•the failure to adequately safeguard custodial HSA assets;
•the incurrence of impairment charges if the Company’s assessment of the fair value of certain of its reporting units changes;
•the uncertainties of investigations and litigation;
•the ability of the Company to protect its intellectual property and other proprietary rights;
•the impact of regulatory capital requirements and other regulatory requirements on the operations of WEX Bank or its ability to make payments to WEX Inc.;
•the impact of the Company’s debt instruments on the Company’s operations;
•the impact of leverage on the Company’s operations, results or borrowing capacity generally;
•changes in interest rates, including those which we must pay for our deposits, and the rate of inflation;
•the ability to refinance certain indebtedness or obtain additional financing;
•the actions of regulatory bodies, including tax, banking and securities regulators, or possible changes in tax, banking or financial regulations impacting the Company’s industrial bank, the Company as the corporate parent or other subsidiaries or affiliates;
•the failure to comply with the Treasury Regulations applicable to non-bank custodians;
•the impact from breaches of, or other issues with, the Company’s technology systems or those of its third-party service providers and any resulting negative impact on the Company’s reputation, liabilities or relationships with customers or merchants;
•the impact of regulatory developments with respect to privacy and data protection;
•the impact of any disruption to the technology and electronic communications networks we rely on;

•the ability to incorporate artificial intelligence in our business successfully and ethically;
•the ability to maintain effective systems of internal controls;
•the impact of provisions in our charter documents, Delaware law and applicable banking laws that may delay or prevent our acquisition by a third party; as well as
•other risks and uncertainties identified in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the Securities and Exchange Commission on February 23, 2024 and subsequent filings with the Securities and Exchange Commission.

The forward-looking statements speak only as of the date of the initial filing of this earnings release and undue reliance should not be placed on these statements. The Company disclaims any obligation to update any forward-looking statements as a result of new information, future events or otherwise.

WEX INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)
(unaudited)

	Three months ended March 31,
	2024	2023
Revenues
Payment processing revenue	$302.0	$288.1
Account servicing revenue	173.3	160.7
Finance fee revenue	70.3	80.7
Other revenue	107.1	82.5
Total revenues	652.7	612.0
Cost of services
Processing costs	169.1	145.6
Service fees	21.0	18.3
Provision for credit losses	22.4	45.4
Operating interest	23.5	12.8
Depreciation and amortization	31.2	25.2
Total cost of services	267.2	247.3
General and administrative	88.5	88.9
Sales and marketing	85.3	79.9
Depreciation and amortization	47.2	41.6
Operating income	164.5	154.3
Financing interest expense, net of financial instruments	(60.3)	(52.9)
Change in fair value of contingent consideration	(1.7)	(1.8)
Net foreign currency loss	(12.5)	(1.4)
Income before income taxes	90.0	98.2
Income tax expense	24.2	30.2
Net income	$65.8	$68.0

Net income per share:
Basic	$1.57	$1.58
Diluted	$1.55	$1.56
Weighted average common shares outstanding:
Basic	41.8	43.1
Diluted	42.4	43.6

WEX INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)
(unaudited)

	March 31, 2024	December 31, 2023
Assets
Cash and cash equivalents	$779.6	$975.8
Restricted cash	1,302.1	1,254.2
Accounts receivable, net	3,857.2	3,428.5
Investment securities	3,304.9	3,022.1
Securitized accounts receivable, restricted	143.3	129.4
Prepaid expenses and other current assets	147.4	125.3
Total current assets	9,534.5	8,935.3
Property, equipment and capitalized software	249.5	242.9
Goodwill and other intangible assets	4,410.1	4,474.4
Investment securities	66.1	66.8
Deferred income taxes, net	14.8	13.7
Other assets	146.8	149.0
Total assets	$14,421.8	$13,882.1

Liabilities and Stockholders’ Equity
Accounts payable	$1,824.0	$1,479.1
Accrued expenses and other current liabilities	671.2	802.7
Restricted cash payable	1,301.4	1,253.5
Short-term deposits	4,075.9	3,942.8
Short-term debt, net	1,113.0	1,041.1
Total current liabilities	8,985.5	8,519.2
Long-term debt, net	3,081.5	2,827.5
Long-term deposits	129.7	129.8
Deferred income taxes, net	132.8	129.5
Other liabilities	314.6	455.5
Total liabilities	12,644.1	12,061.5
Total stockholders’ equity	1,777.7	1,820.6
Total liabilities and stockholders’ equity	$14,421.8	$13,882.1

WEX INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(unaudited)

	Three Months Ended March 31,
	2024	2023
Cash flows from operating activities	$(153.3)	$27.1

Cash flows from investing activities
Purchases of property, equipment and capitalized software	(34.0)	(30.6)
Purchases of available-for-sale debt securities	(391.7)	(1,107.4)
Sales and maturities of available-for-sale debt securities	108.8	80.5
Acquisition of intangible assets	—	(4.5)
Other investing activities	(0.9)	—
Net cash used for investing activities	(317.8)	(1,062.0)

Cash flows from financing activities
Purchase of treasury shares	(73.6)	(100.9)
Net change in deposits	133.6	967.4
Net change in restricted cash payable	69.3	12.5
Payments of deferred and contingent consideration	(86.6)	(27.2)
Other financing activities	(15.9)	(2.5)
Net debt activity [1]	327.3	194.5
Net cash provided by financing activities	354.1	1,043.8
Effect of exchange rates on cash, cash equivalents and restricted cash	(31.3)	11.7
Net change in cash, cash equivalents and restricted cash	(148.3)	20.6
Cash, cash equivalents and restricted cash, beginning of period	2,230.0	1,859.8
Cash, cash equivalents and restricted cash, end of period	$2,081.7	$1,880.4

1 Net activity on debt includes: borrowings on revolving credit facility; repayments on revolving credit facility; repayments on term loans; borrowings on Bank Term Funding Program (BTFP); repayments on BTFP; net change in borrowed federal funds; and net borrowings on or repayments of other debt.

Exhibit 1
Reconciliation of Non-GAAP Measures (in millions, except per share data) (unaudited)

Reconciliation of GAAP Net Income to Non-GAAP Adjusted Net Income

	Three Months Ended March 31,
	2024		2023
		per diluted share		per diluted share
Net income	$65.8	$1.55	$68.0	$1.56
Unrealized loss on financial instruments	0.2	—	14.5	0.33
Net foreign currency loss	12.5	0.29	1.4	0.03
Change in fair value of contingent consideration	1.7	0.04	1.8	0.04
Acquisition-related intangible amortization	50.9	1.20	44.1	1.01
Other acquisition and divestiture related items	3.2	0.08	1.1	0.03
Stock-based compensation	26.7	0.63	26.1	0.60
Other costs	5.8	0.14	4.5	0.10
Debt restructuring and debt issuance cost amortization	4.5	0.11	4.7	0.11
Tax related items	(24.7)	(0.58)	(20.4)	(0.47)
Dilutive impact of convertible debt[1]	—	—	—	(0.03)
Adjusted net income	$146.7	$3.46	$145.8	$3.31

1 The dilutive impact of the Convertible Notes was calculated under the ‘if-converted’ method for the periods through which they were outstanding. Under the ‘if-converted’ method, interest expense, net of tax, associated with the Convertible Notes of $3.8 million was added back to adjusted net income for the three months ended March 31, 2023. For the three months ended March 31, 2023, 1.6 million shares of the Company’s common stock associated with the assumed conversion of the Convertible Notes (prior to repurchase and cancellation) were included in the calculation of adjusted net income per diluted share, as the effect of including such adjustments was dilutive. The total number of shares used in calculating adjusted net income per diluted share for the three months ended March 31, 2024 and 2023 was 42.4 million and 45.2 million, respectively.

Reconciliation of GAAP Operating Income to Non-GAAP Total Segment Adjusted Operating Income and Adjusted Operating Income

	Three Months Ended March 31,
	2024	(margin)[1]	2023	(margin)[1]
Operating income	$164.5	25.2%	$154.3	25.2%
Unallocated corporate expenses	23.6		22.4
Acquisition-related intangible amortization	50.9		44.1
Other acquisition and divestiture related items	2.4		1.1
Stock-based compensation	26.7		26.1
Other costs	6.7		4.5
Total segment adjusted operating income	$274.9	42.1%	$252.5	41.3%
Unallocated corporate expenses	(23.6)		(22.4)
Adjusted operating income	$251.3	38.5%	$230.1	37.6%
1 Margins are derived by dividing the applicable measures by total net revenue for the Company.
The Company's non-GAAP adjusted net income excludes unrealized gains and losses on financial instruments, net foreign currency gains and losses, acquisition-related intangible amortization, other acquisition and divestiture related items, stock-based compensation, other costs, debt restructuring costs and debt issuance cost amortization, tax related items and certain other non-operating items and non-recurring or non-cash operating charges that are not core to our operations, as applicable depending on the period presented.
The Company's non-GAAP adjusted operating income excludes acquisition-related intangible amortization, other acquisition and divestiture related items, debt restructuring costs, stock-based compensation, other costs and certain non-recurring or non-cash operating charges that are not core to our operations, as applicable depending on the period presented. Total segment adjusted operating income incorporates these same adjustments and further excludes unallocated corporate expenses.

Although adjusted net income, adjusted operating income, and total segment adjusted operating income are not calculated in accordance with GAAP, our management team believes these non-GAAP measures are integral to our reporting and planning processes and uses them to assess operating performance because they generally exclude financial results that are outside the normal course of our business operations or management’s control. These measures are also used to allocate resources among our operating segments and for internal budgeting and forecasting purposes for both short- and long-term operating plans.
For the periods presented herein, the following items have been excluded in determining one or more non-GAAP measures for the following reasons:
•Exclusion of the non-cash, mark-to-market adjustments on financial instruments, including interest rate swap agreements and investment securities, helps management identify and assess trends in the Company’s underlying business that might otherwise be obscured due to quarterly non-cash earnings fluctuations associated with these financial instruments. Additionally, the non-cash, mark-to-market adjustments on financial instruments are difficult to forecast accurately, making comparisons across historical and future periods difficult to evaluate;
•Net foreign currency gains and losses primarily result from the remeasurement to functional currency of cash, accounts receivable and accounts payable balances, certain intercompany notes denominated in foreign currencies and any gain or loss on foreign currency economic hedges relating to these items. The exclusion of these items helps management compare changes in operating results between periods that might otherwise be obscured due to currency fluctuations;
•The change in fair value of contingent consideration, which is related to the acquisition of certain contractual rights to serve as custodian or sub-custodian to HSAs, is dependent upon changes in future interest rate assumptions and has no significant impact on the ongoing operations of the Company. Additionally, the non-cash, mark-to-market adjustments on financial instruments are difficult to forecast accurately, making comparisons across historical and future periods difficult to evaluate;
•The Company considers certain acquisition-related costs, including certain financing costs, investment banking fees, warranty and indemnity insurance, certain integration-related expenses and amortization of acquired intangibles, as well as gains and losses from divestitures to be unpredictable, dependent on factors that may be outside of our control and unrelated to the continuing operations of the acquired or divested business or the Company. In addition, the size and complexity of an acquisition, which often drives the magnitude of acquisition-related costs, may not be indicative of such future costs. The Company believes that excluding acquisition-related costs and gains or losses on divestitures facilitates the comparison of our financial results to the Company’s historical operating results and to other companies in our industry;
•Stock-based compensation is different from other forms of compensation as it is a non-cash expense. For example, a cash salary generally has a fixed and unvarying cash cost. In contrast, the expense associated with an equity-based award is generally unrelated to the amount of cash ultimately received by the employee, and the cost to the Company is based on a stock-based compensation valuation methodology and underlying assumptions that may vary over time;
•Other costs are not consistently occurring and do not reflect expected future operating expense, nor do they provide insight into the fundamentals of current or past operations of our business. This also includes non-recurring professional service costs, costs related to certain identified initiatives, including restructuring and technology initiatives, to further streamline the business, improve the Company’s efficiency, create synergies and globalize the Company’s operations, all with an objective to improve scale and efficiency and increase profitability going forward.
•Impairment charges represent non-cash asset write-offs, which do not reflect recurring costs that would be relevant to the Company’s continuing operations. The Company believes that excluding these nonrecurring expenses facilitates the comparison of our financial results to the Company’s historical operating results and to other companies in its industry;
•Debt restructuring and debt issuance cost amortization are unrelated to the continuing operations of the Company. Debt restructuring costs are not consistently occurring and do not reflect expected future operating expense, nor do they provide insight into the fundamentals of current or past operations of our business. In addition, since debt issuance cost amortization is dependent upon the financing method, which can vary widely company to company, we believe that excluding these costs helps to facilitate comparison to historical results as well as to other companies within our industry;
•The tax related items are the difference between the Company’s GAAP tax provision and a non-GAAP tax provision. Beginning in fiscal year 2024, the Company utilizes a fixed annual projected long-term non-GAAP tax rate in order to provide better consistency across reporting periods. To determine this long-term projected tax rate, the Company performs a pro forma tax provision based upon the Company’s projected adjusted net income before taxes. The fixed annual projected long-term non-GAAP tax rate could be subject to change in future periods for a variety of reasons, including the rapidly evolving global tax environment, significant changes in our geographic earnings mix including due to acquisition activity, or other changes to our strategy or business operations; and
•The Company does not allocate certain corporate expenses to our operating segments, as these items are centrally controlled and are not directly attributable to any reportable segment.
WEX believes that adjusted net income, adjusted operating income, and total segment adjusted operating income may also be useful to investors when evaluating the Company’s performance. However, because adjusted net income, adjusted operating income, and total segment adjusted operating income are non-GAAP measures, they should not be considered as a substitute for, or superior to, net income, operating income, or cash flows from operating activities as determined in accordance with GAAP. In addition, adjusted net income, adjusted operating income, and total segment adjusted operating income as used by WEX may not be comparable to similarly titled measures employed by other companies.

Reconciliation of GAAP Operating Cash Flow to Non-GAAP Adjusted Free Cash Flow

The Company’s non-GAAP adjusted free cash flow is calculated as operating cash flow, adjusted for net purchases of current investment securities, capital expenditures, the change in net deposits, changes in borrowings under the BTFP and borrowed federal funds and certain other adjustments which, for the three months ended March 31, 2024 and 2023, reflects an adjustment for contingent and deferred consideration paid to sellers in excess of acquisition-date fair value. Although non-GAAP adjusted free cash flow is not calculated in accordance with GAAP, WEX believes that adjusted free cash flow is a useful measure for investors to further evaluate our results of operations because (i) adjusted free cash flow indicates the level of cash generated by the operations of the business, which excludes consideration paid on acquisitions, after appropriate reinvestment for recurring investments in property, equipment and capitalized software that are required to operate the business; (ii) changes in net deposits occur on a daily basis as a regular part of operations; (iii) borrowings under the BTFP and borrowed federal funds are primarily used as a replacement for brokered deposits as part of our accounts receivable funding strategy; and (iv) purchases of current investment securities are made as a result of deposits gathered operationally. However, because adjusted free cash flow is a non-GAAP measure, it should not be considered as a substitute for, or superior to, operating cash flow as determined in accordance with GAAP. In addition, adjusted free cash flow as used by WEX may not be comparable to similarly titled measures employed by other companies.
The following table reconciles GAAP operating cash flow to adjusted free cash flow:

	Three Months Ended March 31,
	2024	2023
Operating cash flow, as reported	$(153.3)	$27.1
Adjustments to operating cash flow:
Other	67.1	1.5
Adjusted for certain investing and financing activities:
Increases in net deposits	133.6	967.4
Net repayment of borrowings under the BTFP	(15.0)	—
Increases in borrowed federal funds	80.0	—
Less: Purchases of current investment securities, net of sales and maturities	(282.9)	(1,026.8)
Less: Capital expenditures	(34.0)	(30.6)
Adjusted free cash flow	$(204.5)	$(61.4)

Exhibit 2 Impact of Certain Macro Factors on Reported Revenue and Adjusted Net Income (in millions, except per share data) (unaudited)
The tables below show the impact of certain macro factors on reported revenue:

	Segment Revenue Results
	Mobility		Corporate Payments		Benefits		Total WEX Inc.
	Three months ended March 31,
	2024	2023	2024	2023	2024	2023	2024	2023
Reported revenue	$339.0	$342.3	$122.5	$104.8	$191.2	$164.9	$652.7	$612.0
FX impact (favorable) / unfavorable	$0.1		$(0.9)		$—		$(0.7)
PPG impact (favorable) / unfavorable	$20.5		$—		$—		$20.5
To determine the impact of foreign exchange translation (“FX”) on revenue, revenue from entities whose functional currency is not denominated in U.S. dollars, as well as revenue from purchase volume transacted in non-U.S. denominated currencies, were translated using the weighted average exchange rates for the same period in the prior year, exclusive of revenue derived from acquisitions for one year following the acquisition dates.
To determine the impact of price per gallon of fuel (“PPG”) on revenue, revenue subject to changes in fuel prices was calculated based on the average retail price of fuel for the same period in the prior year for the portion of our business that earns revenue based on a percentage of fuel spend, exclusive of revenue derived from acquisitions for one year following the acquisition dates. For the portions of our business that earn revenue based on margin spreads, revenue was calculated utilizing the comparable margin from the prior year.
The table below shows the impact of certain macro factors on adjusted net income by segment:

	Segment Estimated Adjusted Net Income Impact
	Mobility		Corporate Payments		Benefits
	Three months ended March 31,
	2024	2023	2024	2023	2024	2023
FX impact (favorable) / unfavorable	$0.6	$—	$(0.6)	$—	$—	$—
PPG impact (favorable) / unfavorable	$14.0	$—	$—	$—	$—	$—
To determine the estimated adjusted net income impact of FX on revenue and expenses from entities whose functional currency is not denominated in U.S. dollars, as well as revenue and variable expenses from purchase volume transacted in non-U.S. denominated currencies, amounts were translated using the weighted average exchange rates for the same period in the prior year, net of tax, exclusive of revenue and expenses derived from acquisitions for one year following the acquisition dates.
To determine the estimated adjusted net income impact of PPG, revenue and certain variable expenses impacted by changes in fuel prices were adjusted based on the average retail price of fuel for the same period in the prior year for the portion of our business that earns revenue based on a percentage of fuel spend, net of applicable taxes, exclusive of revenue and expenses derived from acquisitions for one year following the acquisition dates. For the portions of our business that earn revenue based on margin spreads, revenue was adjusted to the comparable margin from the prior year, net of non-controlling interests and applicable taxes.

Exhibit 3 Selected Other Metrics (in millions, except rate statistics) (unaudited)
	Q1 2024	Q4 2023	Q3 2023	Q2 2023	Q1 2023
Mobility:
Payment processing transactions (1)	136.9	138.1	144.6	142.4	137.5
Payment processing gallons of fuel (2)	3,567.7	3,578.6	3,687.2	3,664.5	3,577.0
Average US fuel price (US$ / gallon)	$3.56	$3.76	$3.97	$3.68	$3.86
Payment processing $ of fuel (3)	$13,061.0	$13,814.3	$14,945.1	$13,779.8	$14,144.4
Net payment processing rate (4)	1.31%	1.26%	1.18%	1.25%	1.21%
Payment processing revenue	$170.7	$174.4	$176.9	$172.1	$171.5
Net late fee rate (5)	0.46%	0.50%	0.44%	0.48%	0.50%
Late fee revenue (6)	$60.4	$69.0	$66.4	$66.3	$70.2
Corporate Payments:
Purchase volume (7)	$23,947.9	$22,800.8	$27,860.1	$22,901.3	$18,634.7
Net interchange rate (8)	0.43%	0.52%	0.42%	0.46%	0.48%
Payment solutions processing revenue	$103.2	$117.4	$115.7	$104.8	$90.1
Benefits:
Purchase volume (9)	$2,114.7	$1,510.0	$1,501.3	$1,715.9	$1,928.5
Average number of SaaS accounts (10)	20.3	19.9	19.9	19.5	20.3
Definitions and explanations:
(1) Payment processing transactions represents the total number of purchases made by fleets that have a payment processing relationship with WEX where the Company maintains the receivable for the total purchase.
(2) Payment processing gallons of fuel represents the total number of gallons of fuel purchased by fleets that have a payment processing relationship with WEX.
(3) Payment processing $ of fuel represents the total dollar value of the fuel purchased by fleets that have a payment processing relationship with WEX.
(4) Net payment processing rate represents the percentage of each payment processing dollar of fuel transaction that WEX records as revenue from merchants, less certain discounts given to customers and network fees.
(5) Net late fee rate represents late fee revenue as a percentage of fuel purchased by fleets that have a payment processing relationship with WEX.
(6) Late fee revenue represents fees charged for payments not made within the terms of the customer agreement based upon the outstanding customer receivable balance.
(7) Purchase volume represents the total dollar value of all WEX-issued transactions that use WEX corporate card products and virtual card products.
(8) Net interchange rate represents the percentage of the dollar value of each payment processing transaction that WEX records as revenue from merchants, less certain discounts given to customers and network fees.
(9) Purchase volume represents the total dollar value of all transactions where interchange is earned by WEX.
(10) Average number of SaaS accounts represents the number of active consumer-directed health, COBRA, and billing accounts on our SaaS platforms.

Exhibit 4 Segment Revenue Information (in millions) (unaudited)

	Three months ended March 31,		Increase (decrease)
Mobility	2024	2023	Amount	Percent
Revenues
Payment processing revenue	$170.7	$171.5	$(0.8)	—%
Account servicing revenue	$46.3	40.3	6.0	15%
Finance fee revenue	$70.0	80.4	(10.4)	(13)%
Other revenue	$51.9	50.1	1.8	4%
Total revenues	$339.0	$342.3	$(3.3)	(1)%

	Three months ended March 31,		Increase (decrease)
Corporate Payments	2024	2023	Amount	Percent
Revenues
Payment processing revenue	$103.2	$90.1	$13.1	15%
Account servicing revenue	10.0	10.6	(0.6)	(6)%
Finance fee revenue	0.2	0.2	—	—%
Other revenue	9.2	3.9	5.3	136%
Total revenues	$122.5	$104.8	$17.7	17%

	Three months ended March 31,		Increase (decrease)
Benefits	2024	2023	Amount	Percent
Revenues
Payment processing revenue	$28.1	$26.5	$1.6	6%
Account servicing revenue	117.0	109.8	7.2	7%
Finance fee revenue	0.1	0.1	—	—%
Other revenue	46.0	28.5	17.5	61%
Total revenues	$191.2	$164.9	$26.3	16%

Exhibit 5 Segment Adjusted Operating Income and Adjusted Operating Income Margin Information (in millions) (unaudited)

	Segment Adjusted Operating Income		Segment Adjusted Operating Income Margin(1)
	Three Months Ended March 31,		Three Months Ended March 31,
	2024	2023	2024	2023
Mobility	$131.0	$138.8	38.6%	40.5%
Corporate Payments	64.6	49.2	52.7%	46.9%
Benefits	79.4	64.5	41.5%	39.1%
Total segment adjusted operating income	$274.9	$252.5	42.1%	41.3%

(1) Segment adjusted operating income margin is derived by dividing segment adjusted operating income by the revenue of the corresponding segment (or the entire Company in the case of total segment adjusted operating income). See Exhibit 1 for a reconciliation of GAAP operating income and related margin to total segment adjusted operating income and related margin.

	Three Months Ended March 31,
	2024	2023
Adjusted operating income	$251.3	$230.1
Adjusted operating income margin (1)	38.5%	37.6%

(1) Adjusted operating income margin is derived by dividing adjusted operating income by total revenues of the entire Company as shown on the Condensed Consolidated Statement of Operations. See Exhibit 1 for a reconciliation of GAAP operating income and related margin to adjusted operating income and related margin.

CONTACT:
News media contact:
WEX
Julie Lydon, 415-816-9397
Julie.Lydon@wexinc.com
or
Investor contact:
WEX
Steve Elder, 207-523-7769
Steve.Elder@wexinc.com